Exhibit 99.1

CONSENT OF THE FREEDONIA GROUP, INC.	Phone 440.684.9600 Fax 440.646.0484 info@freedoniagroup.com

We hereby consent to the references to our company’s name in the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2013 (the “Quarterly Report”) of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the Quarterly Report from Table IV-4 and Table II-10 from our report World Industrial Silica Sand, October 2012. We also hereby consent to the filing of this letter as an exhibit to the Quarterly Report.

THE FREEDONIA GROUP, INC.

By:	/s/ Jennifer Neumore
	Name:	Jennifer Neumore
	Title:	Client Services Representative

July 15, 2013

The Freedonia Group, Inc.	767 Beta Drive	Cleveland, OH 44143-2326	www.freedoniagroup.com